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                                  KIM A. DAVIS
                              EMPLOYMENT AGREEMENT

        This agreement is dated October 27, 1996 among PALL CORPORATION, a New York corporation ("Pall"), GELMAN SCIENCES INC., a Michigan corporation ("Gelman"), and KIM A. DAVIS (the "Executive" and, together with Pall and Gelman, the "Parties").

        The Executive has been a key employee of Gelman, and the Parties desire, subject to the merger of Pall's wholly-owned subsidiary, Pall Acquisition Corporation, a Michigan corporation, with and into Gelman (the "Merger"), to enter into an employment agreement on the terms and conditions hereinafter set forth. This Agreement shall become effective upon the closing of the Merger (the "Closing") and shall not take effect until the date of the Closing (the "Closing Date").

        In consideration of the Merger and the payments to the Executive hereunder, all prior employment contracts and any amendments to such contracts between the Executive and Gelman in effect as of the Closing shall be terminated on the Closing Date and shall be of no further force or effect.

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Parties agree as follows:

SECTION 1. EMPLOYMENT AND TERM

        Gelman hereby employs the Executive, and the Executive hereby agrees to serve, as President and Chief Operating Officer of Gelman, with the duties set forth in Section 2, for a term


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(hereinafter called the "Term of Employment") beginning on the Closing Date and continuing thereafter until terminated on three years' prior written notice. Notwithstanding the provisions of the immediately preceding sentence of this
Section 1, this Agreement may automatically terminate earlier in the manner set forth in Section 5.

SECTION 2. DUTIES

        (a) The Executive is to serve as President and Chief Operating Officer of Gelman. The immediately preceding sentence of this Section 2(a) shall not be construed to limit the power of the Board of Gelman (the "Board") to elect officers annually or to remove officers in accordance with the bylaws of Gelman.

        (b) The Executive agrees that during the Term of Employment his duties and assignments shall be as the President and Chief Operating Officer of Gelman, except that the Executive shall not be required to perform any duties or assignments inconsistent with his experience and qualifications.

        (c) During the Term of Employment the Executive shall, except during customary vacation periods and periods of illness, devote substantially all of his business time and attention to the performance of his duties hereunder and to the business and affairs of Gelman and to promoting the best interests of Gelman and he shall not, either during or outside such normal business hours, engage in any activity inimical to such best interests. The Executive shall competently perform all assigned duties; carry out the policies, directives, and decisions of the Board and the Chief Executive Officer of Gelman; not withhold from the Board or the Chief

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Executive Officer of Gelman, and will promptly report to the Chief Executive
Officer, any information which may affect Gelman's or any affiliate's business; and refrain from any conduct which is illegal, dishonest, fraudulent, or detrimental to Gelman's or any affiliate's business, as determined by the Board.

        Section 3.  COMPENSATION ON CLOSING DATE AND THE GELMAN STOCK OPTIONS

        (a) CLOSING PAYMENT. Gelman shall pay the Executive on the Closing Date a lump sum payment in the amount of $924,386. Pall hereby guarantees such payment. To the extent such payment is subject to the excise tax of Internal Revenue Code Section 4999 (or any successor statute) such payment shall be increased by a one-time calculation (without a pyramid effect) of the product derived by multiplying the "excess parachute payments") as defined in Internal Revenue Code Section 4999) as initially calculated by the applicable excise tax rate.

        (b)  THE GELMAN STOCK OPTIONS

             (i) NON-QUALIFIED STOCK OPTIONS. The Executive shall exchange all of his Gelman non-qualified stock options, all of which shall be vested on the Closing Date, and which are unexercised on the Closing Date for non-qualified stock options of Pall (the "Pall Non-Qualified Options") which shall have the same terms as Pall's standard form of non-qualified stock options. Such Pall Non-Qualified Options shall expire a maximum of five years from the Closing Date.

             (ii) INCENTIVE STOCK OPTIONS. The Executive shall exchange all of his Gelman incentive stock options, all of which shall be vested on the Closing Date, and which are unexercised on the Closing Date (the "Gelman Incentive Options") for Pall's incentive stock



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options ("Pall's Incentive Options"). Pall's Incentive Options shall have terms identical to Pall's standard form of Incentive Options, and shall expire a maximum of five years from the Closing Date.

SECTION 4. COMPENSATION DURING THE TERM OF EMPLOYMENT

        (a) Base Salary. With respect to the period beginning on the Closing Date and ending at the end of the Term of Employment, Gelman shall pay to the Executive base compensation (in addition to the compensation provided for elsewhere in this Agreement) at such a rate as the Executive and the Board shall agree (the "Base Salary"), but at not less than the rate of $325,000 per annum, less appropriate payroll taxes, payable in such periodic installments as Gelman may determine but not less often than monthly, with annual reviews and adjustments, if any, in the discretion of the Board.

        (b) Bonus Compensation. With respect to each fiscal year of Gelman falling in whole or in part within the Term of Employment beginning with the fiscal year ending July 1, 1997, the Executive shall be eligible for a bonus (in addition to his Base Salary), equal to fifty percent of the Executive's Base Salary for achieving Gelman's corporate goals, established at the discretion of the Board, or seventy-five percent of the Executive's Base Salary for exceeding Gelman's stretch goals, established at the discretion of the Board. For each of the Gelman fiscal years ending July 31, 1997, 1998 and 1999, such bonus shall consist of an amount equal to seventy-five percent of the Executive's Base Salary. In accordance with Pall's standard policies, one-half of such bonus compensation shall be payable to the Executive in July (on an estimated basis) and the balance in the succeeding January.

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        With respect to any fiscal year of Gelman which falls in part but not in whole within the Term of Employment, the bonus compensation to which the Executive is eligible under this Section 4(b) shall be prorated on the basis of the number of days of such fiscal year falling within the Term of Employment except that if the Term of Employment ends within five days before or after the end of a fiscal year, there shall be no proration and such bonus compensation shall be payable with respect to the full fiscal year ending within such five-day period.

        (c) Expenses. Gelman shall reimburse the Executive, upon presentation of proper documentation, for reasonable expenses incurred by the Executive in the performance of his assigned duties.

        (d) Fringe Benefits and Perquisites. During the Term of Employment, the Executive shall enjoy the customary perquisites of office, including but not limited to an automobile befitting his status, office space and furnishings, secretarial services, expense reimbursements, and any similar emoluments customarily afforded to the Executive officers of Gelman. The Executive shall also be entitled to receive or participate in all "fringe benefits" and employee benefit plans provided or made available by Gelman to its executives or management personnel generally, such as, but not limited to, group hospitalization, medical, life and disability insurance, and pension, retirement and profit-sharing plans. The Executive shall be covered by an additional, separate, whole life insurance policy in the amount of $1 million, with premiums paid annually for a paid-up policy in ten years, the face value of which shall be payable to the Executive's designated beneficiary upon the Executive's death. Such premiums shall continue to be paid by Gelman during and following the Executive's employment unless the Executive dies, resigns or is terminated for cause or violates any

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obligations under the Pall Corporation Employee Agreement annexed as Schedule
A, in which event Gelman's obligations to continue paying such premiums shall cease. Such insurance policy and its cash value shall become incrementally vested to the Executive at the rate of ten percent of such policy's face and cash value for each full year after August 1, 1995 during which Gelman is obligated to continue paying premiums. At such time as Gelman is no longer obligated to make premium payments, Gelman shall transfer ownership of such policy to the Executive.

        (d) Vacations. The Executive shall be entitled each year to six weeks' vacation or vacations in accordance with the policies of Gelman as determined by Gelman from time to time. Gelman shall not pay the Executive any additional compensation for any vacation time not used by the Executive.

SECTION 5. TERMINATION BY REASON OF DISABILITY, DEATH, RETIREMENT OR CHANGE OF
           CONTROL

        (a) Disability or Death. If, during the Term of Employment, the Executive, by reason of physical or mental disability, is incapable of performing his principal duties hereunder for an aggregate of 180 working days out of any period of twelve consecutive months, Gelman at its option may terminate the Term of Employment effective immediately by notice to the Executive given within 90 days after the end of such 180-day period. If the Executive shall die during the Term of Employment or if Gelman terminates the Term of Employment pursuant to the immediately preceding sentence by reason of the Executive's disability, Gelman shall pay to the Executive, or to the Executive's legal representatives, or in accordance with a direction given by the Executive to Gelman in writing, the following.

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                (i)     where Gelman is achieving or exceeding the projected
        performance plan as approved by the Board, a severance amount equal to the amount of the Base Salary and Bonus Compensation the Executive would have received in the year of termination; or

                (ii) where Gelman is not achieving the projected performance plan as approved by the Board, a severance amount equal to the amount of the Base Salary the Executive would have received in the year of termination.

        (b)     Retirement.

                (i) The Term of Employment shall end automatically, without action by either party, on the Executive's 65th birthday unless, prior to such birthday, the Executive and Gelman have agreed in writing that the Term of Employment shall continue past such 65th birthday.

                (ii) If the Term of Employment ends pursuant to this paragraph by reason of a notice given by either party as herein permitted or automatically at age 65 or any subsequent birthday, Gelman shall pay to the Executive, or to another payee specified by the Executive to Gelman in writing, the Executive's Base Salary and Bonus Compensation prorated to the date on which the Term of Employment ends.

                (iii) Anything hereinabove to the contrary notwithstanding, if any provision of this paragraph violates federal or applicable state law relating to discrimination on account of age, such provision shall be deemed modified or suspended to the extent necessary to eliminate such violation of law. If at a later date, by reason of changed circumstances or otherwise, the enforcement of such provision as set forth herein would no longer constitute a violation of law, then it shall be enforced in accordance with its terms as set forth herein.

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SECTION 6. NONCOMPETITION; INVENTIONS; CONFIDENTIAL INFORMATION

        The Executive shall, simultaneously with the execution of this Agreement, execute the Pall Corporation Employee Agreement annexed as Schedule A.

SECTION 7. COMPANY'S RIGHT TO INJUNCTIVE RELIEF

        The Executive acknowledges that his services to Gelman are of a unique character, which gives them a peculiar value to Gelman, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that therefore, in addition to any other remedy which Gelman may have at law or in equity, Gelman shall be entitled to injunctive relief for a breach of this Agreement by the Executive.

SECTION 8. MERGERS AND CONSOLIDATIONS; ASSIGNABILITY

        In the event that Pall or Gelman, or any entity resulting from any merger or consolidation referred to in this Section 8 or which shall be a purchaser or transferee so referred to, shall at any time be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of Pall or Gelman or any such entity shall be sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Except as provided in the immediately preceding sentence of this Section 8, this Agreement shall not be assignable by Gelman or by any entity referred to in such immediately preceding sentence. This Agreement shall not be assignable by the Executive, but in the event of his death it shall be binding upon and inure to the benefit of his legal representatives to the extent required to effectuate the terms hereof.

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SECTION 9. CAPTIONS

        The captions in this Agreement are not part of the provisions hereof, are merely for the purpose of reference and shall have no force or effect for any purpose whatsoever, including the construction of the provisions of this Agreement, and if any caption is inconsistent with any provisions of this Agreement, said provisions shall govern.

SECTION 10. BINDING EFFECT

        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors.

SECTION 11. EXECUTION OF AGREEMENT

        This Agreement will be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument and agreement.

SECTION 12. CHOICE OF LAW

        This Agreement is made in, and shall be governed by and construed in accordance with the laws of the State of New York without reference to its rules as to conflicts of laws.

SECTION 13. NOTICES

        All notices given hereunder shall be in writing and shall be sent by registered or certified mail or delivered by hand and, if intended for Pall or Gelman, shall be addressed to it (if sent by mail) or delivered to it (if delivered by hand) at its principal office for the attention of the Secretary, or at such other address and for the attention of such other person of which Gelman shall have given notice to the Executive in the manner herein provided, and, if intended for the Executive, shall be

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delivered to him personally or shall be addressed to him (if sent by mail) at his most recent residence address shown in Gelman's employment records or at such other address or to such designee of which the Executive shall have given notice to Gelman in the manner herein provided. Each such notice shall be deemed to be given on the date of mailing thereof or, if delivered personally, on the date so delivered.

        Section 14.  AMENDMENT AND MODIFICATION

        Any amendment or agreement supplemental hereto shall not be binding upon either party unless executed in writing by Pall, Gelman and the Executive.

        Section 15.  ENTIRE AGREEMENT

        This Agreement and Schedule A supersedes and cancels all prior agreements, whether verbal or written, among Pall, Gelman and the Executive and constitutes the entire agreement of the Parties on the subject matter hereof.

        Section 16.  SEVERABILITY

        Each paragraph of this Agreement of portion thereof shall be treated as severable, to the end that if any paragraph or portion thereof shall be declared illegal, invalid or unenforceable, this Agreement shall be interpreted so that part only is invalid, without invalidating the remainder of this Agreement, which shall remain in full force and effect as though such paragraph or portion thereof had never been contained in this Agreement, and the affected part shall be interpreted, consistent with the law, to carry out the intent of the parties.



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        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                                PALL CORPORATION



                                                By:  /s/ Eric Krasnoff
                                                    --------------------------
                                                Name:
                                                Title:


                                                GELMAN SCIENCES INC.



                                                By:  /s/ Kim A. Davis
                                                    ---------------------------
                                                Name:
                                                Title:

                                                 /s/ Kim A. Davis
                                                --------------------------------
                                                KIM A. DAVIS



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                SCHEDULE A TO KIM A. DAVIS EMPLOYMENT AGREEMENT


                                PALL CORPORATION
                               EMPLOYEE AGREEMENT



        I am about to commence or have recently commenced employment with Pall Corporation or one of its subsidiaries or affiliated corporations. I acknowledge that I have been advised that the execution and delivery of this Agreement is a condition of my employment. Accordingly, in consideration of my employment and/or continued employment by the Company as well as to induce the Company to afford me access to Confidential Information (as defined below), I agree as follows:

                              CERTAIN DEFINITIONS
                           AS USED IN THIS AGREEMENT

        (a) "Pall Corporation" means the New York corporation of that name which has its headquarters in Glen Cove, New York and the "Company" means Pall Corporation and its subsidiaries and affiliated corporations collectively.

        (b) "Confidential Information" means information, whether or not in written form, which (i) is not generally made available by the Company to the public and (ii) relates to the Company's products, processes or business, including, but not limited to information relating to the Company's research and development, manufacturing, purchasing, engineering, sales or marketing or to the Company's competitors, suppliers or its distributors or other customers. Examples of Confidential Information are: business, manufacturing and research plans, methods and projects, formulae, techniques, apparatus, equipment and systems, materials and products, product design and specifications, manufacturing procedures and tolerances, research tools, test procedures, prices and pricing formulae and cost information, customer lists, customer's special material and product specifications and requirements, marketing plans and strategies, sales plans and strategies, analyses of competitors, suppliers, sales records, sample records, salesmen's reports, customer contact reports, customer records and information, know-how, notebooks, reports, memoranda, data, designs, drawings and blueprints.

        (c) "Competing Product" means any product or process in existence or under development which is the same as or similar to or competes with any product or process (i) which the Company manufactures, sells or licenses, or
(ii) to which the Company has devoted a significant research or development effort and plans to manufacture, sell or license.

        (d) "Competitor" means any organization or person engaged in or about to or planning to become engaged in research, development, production, marketing, leasing or selling of a Competing Product.



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                 PART I: PROTECTION OF CONFIDENTIAL INFORMATION

        1. I will not, either during my employment with the Company or thereafter, except as may be necessary in the course of my duties as an employee of the Company, use or disclose Confidential Information without the prior written consent of the Company.

        2. I will not, without the prior written consent of the Company, remove from the Company's premises any printed, written, recorded or graphic material, or any reproduction thereof, constituting, containing or reflecting Confidential Information, and at the time that I cease to be an employee of the Company I will turn over to the Company all such material and reproductions in my possession or under my custody or control.


                        PART II: OWNERSHIP OF INVENTIONS

        3. (a) As used herein: (i) The term "Invention" means any invention, discovery, improvement, modification, or refinement made or conceived by me, alone or jointly with others (whether made within or outside my usual working hours and whether made on or off the Company's premises), (ii) The term "Covered Invention" means any invention made or conceived during the period of my employment with the Company or within one year thereafter if either (I) such invention relates in any way to the products, processes or business of the Company or to any Competing Product, or (II) in connection with such Invention I used any equipment, supplies, facilities or Confidential Information of the Company or I worked on such Invention during any regular working hours while employed by the Company. (I understand that if I claim that an Invention is not a Covered Invention because not falling within clause "II" of the preceding sentence, I will have the burden of proving that I did not use any equipment, supplies, facilities or Confidential Information of the Company in connection with such Invention and that I did not work on such Invention during my regular working hours while employed by the Company.)

        (b) All Covered Inventions shall be the property of Pall Corporation. I will promptly, without request, disclose to the Company all Inventions. If Pall Corporation in its sole discretion determines that the Company has no interest in any such Invention and I am so advised in writing by an officer of Pall Corporation, then I understand that the rights in and to such Invention shall revert to me.

        (c) For purposes of this Agreement, any Invention which during my employment with the Company or within one year thereafter I disclose to anyone or reduce to writing or which is the subject of a patent application by me or any assignee of mine shall be conclusively presumed to have been made or conceived by me during my employment with the Company or within one year thereafter unless at or before the delivery of this Agreement such Invention is disclosed and identified in Exhibit A to this Agreement. (The fact that an Invention does not fall within the conclusive presumption created by the preceding sentence shall not be deemed to preclude the



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Company from establishing by other evidence that such Invention is a Covered
Invention as hereinabove defined).

        4. Upon request by Pall Corporation, either during or following my employment by the Company, I or my legal representatives will apply for a patent or patents on all Covered Inventions in the United States and in foreign countries, and will execute and deliver all papers necessary to obtain such patent or patents, together with assignments to Pall Corporation (or such of its subsidiaries or affiliates as it may designate) all of my rights, title and interest in and to such invention, patent applications and patents, without further compensation to me. Such patent applications shall be filed at the expense of and under the exclusive control of Pall Corporation (or such of its subsidiaries or affiliates as it may designate). Further, I will perform all other proper acts, without further compensation to me but at the expense of the Company, which the Company may consider necessary or desirable to secure Pall Corporation (or such of its subsidiaries or affiliates as it may designate) the fullest rights to such Inventions and to patents covering them.

                       PART III: COVENANT NOT TO COMPETE

        5. Until the end of the Non-Compensation Period (as hereinafter defined), I will not, except with the prior written consent of an officer of Pall Corporation: (i) work for or render services to any Competitor (whether as an employee, consultant or otherwise) in any line of work or activity in which I was engaged at the Company during any part of the two years immediately preceding the cessation of my employment with the Company or (ii) acquire or hold any financial interest (whether as a partner, stockholder or otherwise) in any Competitor. The Non-Competition Period shall run until the date one year after I cease to be an employee of the Company (i.e., until the first anniversary of the date on which I cease to be an employee of the Company). However, if, prior to such first anniversary, I propose to work for or render services to a Competitor, I shall give at least ten days advance notice of my intentions to the Director of Personnel of Pall Corporation. If I fail to give such notice, the Non-Competition Period shall not end until the date one year after Pall Corporation learns that I have entered into an employment or consulting relationship with or acquired a financial interest in a Competitor.

                               GENERAL PROVISIONS

        6. This Agreement is made for the benefit of Pall Corporation and each and all of its subsidiaries and affiliated corporations and may be enforced against me by any of said corporations, jointly or severally, or by their successors and assignees. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        7. Part I, Part II and Part III of this Agreement shall each be deemed separate agreements severally and independently enforceable regardless of the enforcement of any other such parts. I understand and acknowledge that in the event of any breach of this Agreement an action for damages alone may not be an adequate remedy for the Company and that the Company will have the right

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to seek specific enforcement, by injunction or other appropriate court order, of my obligations under this Agreement. The rights and remedies granted to the Company under this Agreement are intended to be in addition to and not in derogation of any rights and remedies which the Company would have by law (whether statutory or case law) in the absence of this Agreement, and this Agreement shall not be construed as a waiver by the Company of any such statutory or common law rights or remedies.

Date: October 27, 1996


                                        ------------------------------------
                                        Name of Employee (type or print)
                                                Kim A. Davis


                                          /s/  Kim A. Davis
                                        ------------------------------------
                                                Signature of Employee

Witness:


---------------------------
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